Exhibit A
                              Articles of Amendment
                       to the Articles of Incorporation of

                            Mississippi Power Company

         The first paragraph under the "Voting Powers" section of Paragraph Fourth is hereby deleted in its entirety and replaced with the following:

                  At all elections of directors of the corporation, the holders of preferred stock shall have full voting rights with the holders of common stock, all voting together as a single class; each holder of preferred stock being entitled to one-half vote for each share thereof standing in his name and each holder of common stock being entitled to one vote for each share thereof standing in his name. On all other matters, except on matters in respect of which the laws of the State of Mississippi shall provide that all stockholders shall have the right to vote irrespective of whether such right shall have been relinquished by any of such stockholders and except as otherwise herein provided, the holders of common stock shall have the exclusive right to vote.

                  Notwithstanding the foregoing, whenever and as often as four quarterly dividends payable on the preferred stock of any series shall be in default, in whole or in part, the holders of the preferred stock of all series shall have the exclusive right, voting separately and as a single class, to vote for and to elect the smallest number of directors that shall constitute a majority of the then authorized number of directors of the corporation, and, in all matters other than the election of directors, each holder of one or more shares of preferred stock shall be entitled to one vote for each such share of stock held by him. In the event of defaults entitling the preferred stock to vote as aforesaid, the holders of common stock shall have the exclusive right, voting separately and as a class, to vote for and to elect the greatest number of directors that shall constitute a minority of the then authorized number of directors of the corporation, and, in all matters other than the election of directors, each holder of common stock shall be entitled to one vote for each such share held by him. These additional voting rights of the holders of the preferred stock, however, shall cease when all defaults in the payment of dividends on their stock shall have been cured, and such dividends shall be declared and paid out of any funds legally available therefor as soon as, in the judgment of the Board of Directors, is reasonably practicable.